September 17, 2020

Gary Bridger, Ph.D.
445 South Garden Street
Bellingham, WA 98225

    Re:    Independent Contractor Agreement

Dear Dr. Bridger:

    We are pleased that you (“Consultant”) have agreed to provide consulting services to X4 Pharmaceuticals, Inc. (the “Company”). This letter is being written for the purpose of setting forth the basic terms of the understandings between you and the Company. If you are in agreement with these terms, please sign and date the last page of one copy of this letter and return it to us, whereupon this letter shall represent a legally binding agreement (the “Agreement”). Please sign and keep the other copy of this letter for your files.
In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed as follows:
1.Services. Consultant agrees to personally render to the Company the services described on Schedule A attached hereto and incorporated herein by reference, as well as such other duties which may be requested by the Company from time to time and which are necessary and reasonably related to the successful completion of the services described in Schedule A attached hereto (collectively, the “Services”).
2.Term of Consulting Arrangement. This Agreement shall be effective as of September 17, 2020 (the “Effective Date”) and shall expire on December 17, 2020, unless mutually extended by the parties, or earlier terminated by either party (the “Term”) as provided below. Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. Notwithstanding the foregoing, either the Company or Consultant may terminate this Agreement at any time, effective immediately, for a material breach which remains uncured for thirty (30) days after written notice thereof is given to the defaulting party. In addition, either party may terminate this Agreement at any time and without cause by providing at least thirty (30) days prior written notice of such termination to the other party. The provisions of Paragraphs 4, 5, 6, 7, 8, 10(c), and 10(d) of this Agreement will survive any termination of this Agreement.
3.Consideration. In consideration of Consultant’s performance of the Services, the Company shall provide Consultant with the following during the Term:
a.Compensation: In exchange for Consultant’s Services, the Company shall pay Consultant a fee of thirty thousand dollars ($30,000.00) per month. Consultant shall submit an invoice to the Company, via e-mail to accounts.payable@x4phama.com on a monthly basis. Such invoices shall reference X4 PO# X4C20-0301. Absent a good faith dispute, the Company shall provide payment to Consultant for such Services within thirty (30) business days following

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receipt of such invoices. The payments provided for in this Section 3 will constitute Consultant’s sole compensation for all Services rendered to the Company hereunder and all benefits conferred upon the Company hereunder. No additional payments shall be due hereunder unless specifically agreed to in writing by the Company and Consultant.
b.Option Grant: Subject to approval by the Company’s Board of Directors of the Company (the “Board”), the Company will grant Consultant a non-qualified stock option (the “Option”) for the purchase of an aggregate of 30,000 shares of Common Stock of the Company at a price per share equal to the fair market value on the date of grant, under the Company’s 2017 Equity Incentive Plan (the “Plan”). The Option shall be subject to all terms, vesting, and other provisions set forth in a separate option agreement under the Plan. The Option will have a term of 10 years, except as set forth in the option agreement and the Plan, and be subject to a vesting schedule of three (3) years, with 33% of the shares vesting on the first anniversary after the vesting commencement date, and the remainder vesting in equal installments over the following 24 months, provided that Consultant remains a Director on the Board on such vesting dates.
c.Expense Reimbursement: The Company will reimburse Consultant for reasonable out-of-pocket business and travel expenses incurred by Consultant in performing the Services (including lodging expenses and (i) coach class airfare or (ii) business class or better airfare for travel of more than six (6) hours or if traveling between the US and a foreign country and Acela Express if travel is by train). Consultant shall record such approved expenses on the invoice described in paragraph (a) above, and, absent a good faith dispute, the Company shall provide payment to Consultant for such expenses within thirty (30) business days following receipt of such invoices. Consultant must submit a prior written request to incur any such expenses in excess of two hundred dollars ($200), and may not incur such expense without the Company’s prior written approval. The Company shall have no obligation to reimburse Consultant for unreasonable expenses, expenses that are not related to Company business, and/or expenses in excess of the threshold amount described above that were not approved in advance by the Company.
d.General: In the event this Agreement is terminated by Consultant or by the Company for any reason, no compensation of any kind shall be payable or issuable to Consultant after the effective date of such termination, other than a liability or obligation of either party which accrued prior to such termination including but not limited to any business expenses that are not cancellable.
4.Confidential Information. Consultant recognizes and acknowledges that the Company's trade secrets, know-how and proprietary processes as they exist from time to time as well as other confidential and proprietary information, including the Company's confidential business plans, preclinical and clinical data, operations and procedures, manufacturing methods and techniques, processes, formulas, designs, products, regulatory status and strategies, technical infrastructure, financial information (hereinafter, “Confidential Information”) are and shall be the exclusive property of the Company. Consultant shall hold all Confidential Information in strict confidence. Further, Consultant shall not, during and after the term of consultancy to the

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Company, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purposes whatsoever, nor shall Consultant make use of any property owned by the Company for Consultant’s own purposes or for the benefit of any third party (except the Company) under any circumstances during or after the term of the consultancy. These restrictions shall not apply to such secrets, know-how and processes which Consultant can establish by written proof:
i.were known to Consultant, other than under binder of secrecy, prior to consulting to the Company;

ii.have passed into the public domain prior to or after their development by or for the Company, or their disclosure to the Company, other than through acts or omissions attributable to Consultant; or

iii.were subsequently obtained, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

The Company has taken and shall continue to take all reasonable measures to protect the confidentiality of Confidential Information because of its great value to the Company. Upon termination of this Agreement for any reason, Consultant shall promptly return to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) containing or relating to Confidential Information. Consultant will not disclose to the Company any confidential information, proprietary material or trade secrets belonging to any current or former employer or other third party.
Consultant acknowledges that certain of the foregoing types of Confidential Information disclosed to Consultant, or of which Consultant otherwise becomes aware of, during the term of this Agreement may be or be deemed to be “material non-public information” (“MNPI”) within the meaning of the federal or state securities laws. MNPI will only be disclosed to Consultant on a need to know basis and for the specific purpose of providing the Services, and Consultant shall use such MNPI only for such specific purpose. Consultant (on behalf of itself and any of its affiliates) agrees to abide by all securities and related laws, rules and regulations in connection with providing the Services including, without limitation, those laws, rules and regulations relating to the receipt, handling and use of MNPI. If requested by the Company, Consultant agrees to execute and comply with the Company’s Insider Trading policy applicable to its directors and employees.
Consultant (on behalf of itself and its affiliates) agrees that it will not buy or sell common stock or other securities (including, but not limited to, derivatives and options) of X4 Pharmaceuticals, Inc. on the basis of MNPI regarding X4 Pharmaceuticals or otherwise. During the term of the Agreement and for a minimum of three (3) years thereafter, Consultant for itself and its agents agrees not to sell X4 Pharmaceuticals’ common stock on a “short” basis.

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5.Ownership of Intellectual Property. Consultant hereby transfers and assigns to the Company, or to any person or entity designated by the Company, Consultant’s entire right, title, and interest in and to all inventions, ideas, discoveries and improvements (including, but not limited to, information regarding small molecule antagonists, targets, cell lines, cell culture, manufacturing methods, animal models, assay procedures, clinical development plans, and clinical trial protocols), whether patented or unpatented, and material subject to copyright, made or conceived by Consultant, solely or jointly, arising out of the performance of the Services, whether or not conducted at the Company's facilities (all of which are collectively referred to herein as “Inventions”). Notwithstanding anything to the contrary, Inventions shall not include any Consultant Property defined to mean all ideas, concepts, know-how, techniques and processes of a general nature that are discovered, invented, created, conceived, made or reduced to practice by Consultant (i) prior to performing Services; or (ii) upon or after performance of the Services, provided that (A) such Consultant Property was developed independent of the scope of Services specifically for Company; (B) such Consultant Property is not based on or derived, in whole or in part, directly or indirectly, from Company data or Company’s intellectual property and (C) Consultant shall retain all right, title and interest in and to the Consultant Property. The Company shall own and have title to any Inventions made during the Term of this Agreement. Consultant shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Inventions; and Consultant shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents and at Company’s expense for Consultant’s time shall give such testimony as may be necessary or required of Consultant to permit the Company to file and prosecute patent applications and, as to material subject to copyright, to obtain copyrights thereof. Consultant acknowledges that all copyrightable materials developed or produced by Consultant during the performance of the Services constitute “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). In the event that Consultant is requested in any proceeding to disclose any Confidential Information, Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Consultant is nonetheless compelled by order or subpoena of any court or tribunal of competent jurisdiction to disclose Confidential Information, Consultant may disclose such information without liability hereunder; provided, that, Consultant shall give the Company notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and use Consultant’s reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.
6.No Limitations with Other Entities. Consultant shall be free to provide professional consulting services to entities or individuals other than the Company so long as Consultant meets Consultant’s minimum monthly service obligations to the Company as described in Schedule A attached hereto. Consultant shall provide to the Company prior written notice of Consultant’s intention to render professional consulting services to any entity or individual which provides services that are in direct competition with the Services rendered by Consultant hereunder, including with respect to CXCR4-targeted therapies.
7.Consultant Documents; Equipment. Immediately upon the Company's request and promptly upon termination of this Agreement, Consultant shall deliver to the Company all

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memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by Consultant or made available to Consultant during the term of this Agreement, and copies or abstracts thereof, whether or not of a secret or confidential nature (collectively, the “Consultant Documents”) as well as any equipment provided to Consultant by the Company or at Company’s expense (“Equipment”). Both Consultant Documents and Equipment shall be and are the exclusive property of the Company to be used by Consultant only in the performance of its duties for the Company.
8.Indemnification and Insurance. Consultant shall defend, indemnify and hold harmless the Company, its employees, officers and agents from and against any and all claims, demands, loss, damage or expense, including without limitation attorneys’ fees (herein, “Claims”), that arise as a result of Consultant’s performance of or failure to perform the Services and breach of the terms of this Agreement. Company shall defend, indemnify and hold harmless the Consultant, its employees, officers and agents from and against any and all Claims, that arise as a result of Company’s use of the Services and breach of the terms of this Agreement.
9.Independent Contractor Status; No Employment Created. Consultant acknowledges that the relationship of Consultant to the Company is at all times that of an independent contractor. This Agreement does not constitute, and shall not be construed as constituting, an employment relationship between the Company and any persons or as an undertaking by the Company to hire Consultant or any persona as an employee of the Company. The Company will not provide Consultant with an office or any other space from which to conduct the Services, and Consultant shall have the sole control and discretion as to where to perform the Services. Consultant will perform the Services free of the direction and control of the Company, but consistent with the objectives it sets, and will bear the benefit/risk of any profit or loss from rendering the Services. Consultant will not be considered an employee of the Company for any purpose, including without limitation, any Company employment policy or any employment benefit plan, and will not be entitled to any benefits under any such policy or benefit plan (including without limitation Workers Compensation insurance). Consultant shall obtain workers’ compensation insurance for Consultant and shall provide the Company with evidence of such coverage satisfactory to it. The Company will record payments to Consultant on an Internal Revenue Service Form 1099, and will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions and any other payment.
10.Miscellaneous.
a)Representations and Warranties. Except as set forth in Schedule B attached hereto, Consultant hereby represents and warrants that (i) Consultant has no commitments or obligations inconsistent with this Agreement; (ii) Consultant will perform the Services in compliance with all applicable laws, rules, and regulations, (iii) Consultant will perform the Services to the best of Consultant’s ability in a professional manner consistent with academic, scientific and/or industry standards, in accordance with the standard of care customarily observed with regard to such Services in Consultant’s profession and using the Consultant’s expertise, and

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(iv) the performance by Consultant of the Services do not as of the Effective Date and shall not at any time during the Term conflict with, breach any covenants or agreements under which Consultant is performing services or research for Consultant’s current employer or other client(s), if applicable. Consultant hereby agrees to indemnify and hold the Company harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties.
b)Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if sent by facsimile transmission, recognized courier service or certified mail, postage and fees prepaid, addressed to the party to be notified as follows: if to the Company to its address set forth above, and if to Consultant to Consultant’s address set forth above, or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date sent by facsimile or delivered to a recognized courier service, or three days following the date deposited with the United States Postal Service.
c)Governing Law; Arbitration. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts (including without limitation its laws regarding trade secrets), without application of the conflicts of law provisions thereof. Except with respect to the provisions of Sections 4, 5 and 7 hereof (for which the Company expressly reserves the right to seek injunctive relief in the event of a breach or threatened breach, as described in paragraph (d) below), any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by a single arbitrator in Boston, Massachusetts, pursuant to the Commercial Rules of the American Arbitration Association. The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.
d)Injunctive Relief; Severability; Blue Pencil. Consultant hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 4, 5 and 7 of this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, Consultant hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 4, 5 or 7 of this Agreement. In addition, the parties intend Sections 4, 5 and 7 of this Agreement to be enforced as written. However, (i) if any provision of such sections is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each provision of such sections will be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision of such sections, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-

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penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.
e)Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including, but not limited to, the Independent Contractor Agreement between Consultant and Company, entered into on or about November 14, 2017 and all amendments thereto. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
f)Assignment. The rights and obligations of Consultant and the Company hereunder shall inure to the benefit of, and shall be binding upon, their respective successors and assigns; provided, however, that nothing contained in this Agreement shall restrict or limit the Company, in any manner whatsoever, from assigning any or all of its rights, benefits or obligations under this Agreement to any affiliate of the Company or in connection with a merger, acquisition or other corporate transaction, in either case, without the necessity of obtaining Consultant’s consent. Consultant’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.
g)Modification and Amendment. This Agreement shall not be modified, amended or extended except by an instrument in writing signed by or on behalf of the parties hereto.
h)Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the originals graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures, and shall be deemed original signatures by both parties.
i)Interpretation. The parties hereto acknowledge and agree that (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.
                            Very truly yours,
                            X4 Pharmaceuticals, Inc.
                            /s/ Paul Ragan
Title: CEO

                         Name: Paula Ragan
                             Date:

Agreed to and Accepted:

GARY BRIDGER, Ph.D.

___/s/ Gary Bridger________________________________

Date:

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Schedule A

Description of Services

•For approximately 48 hours per month, Consultant will provide periodic review and guidance relating to scientific data and planning, stemming from the Company’s discovery, non-clinical, clinical and translational research efforts.

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Schedule B

Existing Conflicts

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